NEWS

REPUBLIC CONTACTS
Media Inquiries:	Will Flower	(954) 769-6392
Investor Inquiries:	Tod Holmes	(954) 769-2387
	Ed Lang	(954) 769-3591
REPUBLIC SERVICES, INC. REPORTS
QUARTERLY EARNINGS OF $0.45 PER SHARE
•	Company increases 2007 earnings guidance

•	Raises dividend 60 percent

•	Expands operating margins
Fort Lauderdale, Fla., July 26, 2007 — Republic Services, Inc. (NYSE: RSG) today reported net income of $87.2 million, or $0.45 per diluted share, for the three months ended June 30, 2007, versus $70.8 million, or $0.35 per diluted share, for the comparable period last year. Net income for the three months ended June 30, 2007 includes a tax benefit of $5.0 million, or approximately $0.03 per diluted share, related to the effective closing of the Internal Revenue Service’s audits of the Company’s consolidated tax returns for fiscal years 2001 through 2004. Revenue in the second quarter of 2007 grew to $808.4 million from $779.8 million for the same period in 2006. Internal growth was 4.1 percent, consisting of a 5.2 percent price increase and a 1.1 percent volume decline. Operating income for the three months ended June 30, 2007 increased $19.1 million or 14.3 percent to $153.1 million, compared to $134.0 million for the same quarter last year. Operating margin for the three months ended June 30, 2007 increased to 18.9 percent from 17.2 percent for same period in 2006.
For the six months ended June 30, 2007, net income was $141.1 million, or $0.72 per diluted share, compared to $135.4 million, or $0.66 per diluted share, for the comparable period last year. Revenue for the six months ended June 30, 2007 was $1,574.0 million compared to $1,517.3 million for the same period in 2006. Operating income for the six months ended June 30, 2007 was $267.8 million compared to $256.4 million for the same period last year. The Company’s income before income taxes for the six months ended June 30, 2007 includes a $22.0 million pre-tax charge ($13.5 million, or approximately $.07 per diluted share, net of tax) related to estimated costs to remediate a landfill in Ohio.

Financial Guidance
Republic Services also announced today that it is increasing its 2007 guidance for earnings per share and free cash flow to reflect the Company’s performance for the first six months of 2007 and certain current favorable business conditions.
•	Earnings Per Share: The Company is raising earnings per share guidance to a range of $1.52 to $1.55 per diluted share. The previous guidance was a range of $1.50 to $1.52 per diluted share.

•	Free Cash Flow: The Company is increasing anticipated free cash flow for 2007 to a range of $320 million to $325 million. The previous guidance for free cash flow was $315 million.

•	Internal Growth: The Company is targeting price growth of approximately 4.5 percent, excluding commodities, while volume is expected to decline approximately 1.5 percent.

•	Capital Spending: The Company anticipates capital spending of approximately $295 million versus the previous guidance of $310 million. This reduction in capital spending is due to lower than anticipated volume growth.
Quarterly Dividend and Share Repurchase Increased
Separately, Republic announced that its Board of Directors has approved a 60 percent increase in the Company’s regular quarterly dividend from $0.1067 per share to $0.17 per share. The quarterly dividend of $0.17 per share will be paid on October 15, 2007 to shareholders of record on October 1, 2007. The Company also announced the continuation of a stock repurchase program following the Board of Directors authorization to repurchase an additional $250 million of Company stock in 2007 and 2008.
“We continue to realize the benefits of our pricing initiatives which are driving our improving returns on capital and our expanding operating margins,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc. “The exceptional performance of our entire field organization is one of the main reasons behind our strong financial results. These results have permitted the Board of Directors to continue Republic’s practice of distributing free cash flow to, and capturing value for, our shareholders by approving an additional $250 million for share repurchases, which is the cornerstone of our financial strategy, and by also increasing our annual dividend by 60 percent.”
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with operating and expanding the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection, transfer and disposal contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.
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REPUBLIC SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	June 30,	December 31,
	2007	2006 (1)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25.9	$29.1
Accounts receivable, less allowance for doubtful accounts of $13.9 and $18.8, respectively	312.3	293.8
Other current assets	85.4	70.5

Total Current Assets	423.6	393.4
RESTRICTED CASH	129.4	153.3
PROPERTY AND EQUIPMENT, NET	2,135.5	2,163.8
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	1,589.2	1,593.9
OTHER ASSETS	138.5	125.0

	$4,416.2	$4,429.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, deferred revenue and other current liabilities	$569.9	$599.6
Notes payable and current maturities of long-term debt	2.3	2.6

Total Current Liabilities	572.2	602.2
LONG-TERM DEBT, NET OF CURRENT MATURITIES	1,496.0	1,544.6
ACCRUED LANDFILL AND ENVIRONMENTAL COSTS	286.6	260.7
OTHER LIABILITIES	673.0	599.8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 50,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 750,000,000 shares authorized; 194,945,198 and 193,711,579 issued, including shares held in treasury, respectively	1.9	1.9
Additional paid-in capital	15.9	1,617.5
Retained earnings	1,486.6	1,602.6
Treasury stock, at cost (4,027,542 and 0 shares, respectively)	(120.6)	(1,800.8)
Accumulated other comprehensive income, net of tax	4.6	0.9

Total Stockholders’ Equity	1,388.4	1,422.1

	$4,416.2	$4,429.4

(1)	Derived from the December 31, 2006 consolidated balance sheet.

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$808.4	$779.8	$1,574.0	$1,517.3
Expenses:
Cost of operations	496.3	492.5	983.0	948.9
Depreciation, amortization and depletion	76.9	74.4	155.9	147.5
Accretion	4.2	3.8	8.3	7.6
Selling, general and administrative	77.9	75.1	159.0	156.9

Operating income	153.1	134.0	267.8	256.4
Interest expense, net	(20.1)	(20.5)	(40.8)	(39.3)
Other income (expense), net	0.7	0.7	1.1	1.3

Income before income taxes	133.7	114.2	228.1	218.4
Provision for income taxes	46.5	43.4	87.0	83.0

Net income	$87.2	$70.8	$141.1	$135.4

Basic earnings per share	$0.45	$0.35	$0.73	$0.67

Weighted average common shares outstanding	192.7	199.6	193.2	200.9

Diluted earnings per share	$0.45	$0.35	$0.72	$0.66

Weighted average common and common equivalent shares outstanding	194.6	202.2	195.1	203.7

Cash dividends per common share	$0.1067	$0.0933	$0.2134	$0.1866

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended June 30,
	2007	2006
CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$141.1	$135.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and depletion	155.9	147.5
Accretion	8.3	7.6
Other	15.1	20.0
Change in operating assets and liabilities, net of effects from business acquisitions and dispositions	(10.7)	(163.7)

	309.7	146.8

CASH USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(113.1)	(178.2)
Proceeds from sales of property and equipment	2.7	8.6
Cash used in business acquisitions, net of cash acquired	—	(3.3)
Cash proceeds from business dispositions	4.9	3.8
Change in restricted cash	23.9	22.8
Other	—	(0.3)

	(81.6)	(146.6)

CASH USED IN FINANCING ACTIVITIES:
Proceeds from notes payable and long-term debt	105.0	270.0
Payments of notes payable and long-term debt	(151.7)	(76.7)
Issuances of common stock	19.3	59.3
Excess income tax benefit from stock option exercises	2.8	10.6
Purchases of common stock for treasury	(165.1)	(325.8)
Cash dividends	(41.6)	(38.7)

	(231.3)	(101.3)

DECREASE IN CASH AND CASH EQUIVALENTS	(3.2)	(101.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29.1	131.8

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$25.9	$30.7

REPUBLIC SERVICES, INC.
SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
     The following information should be read in conjunction with the Company’s audited Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-K as of and for the year ended December 31, 2006. It should also be read in conjunction with the Company’s Unaudited Condensed Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-Q as of and for the three months ended March 31, 2007.
STOCK SPLIT
     In January 2007, the Company’s Board of Directors approved a 3-for-2 stock split effective on March 16, 2007, to stockholders of record as of March 5, 2007. The Company distributed approximately 64.5 million shares from treasury stock to effect the stock split. The Company’s shares of treasury stock, earnings per share and weighted average common and common equivalent shares outstanding have been retroactively adjusted for all periods to reflect the stock split.
INCOME TAXES
     The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“the Interpretation”) effective January 1, 2007, as required. As a result of adopting the Interpretation, the Company recorded a $5.6 million cumulative adjustment to decrease retained earnings.
     During the first quarter of 2007, the Company recorded $4.2 million of additional income taxes related to the resolution of various income tax matters. During the second quarter of 2007, the Company recorded a $5.0 million reduction in income taxes related to the resolution of various income tax matters, which effectively closes the Internal Revenue Service’s audits of the Company’s consolidated tax returns for fiscal years 2001 through 2004. The Company expects its effective tax rate for the remainder of 2007 to be approximately 38.5%.
CHARGE FOR LANDFILL MATTER
     During the first quarter of 2007, the Company recorded a pre-tax charge of $22.0 million ($13.5 million net of tax), related to estimated costs to comply with Final Findings and Orders (the “F&Os”) issued by the Ohio Environmental Protection Agency (“OEPA”) in response to environmental conditions at the Company’s Countywide Recycling and Disposal Facility (“Countywide”) in East Sparta, Ohio. The Company will also incur approximately $3.3 million of additional amortization and depletion expense during 2007 associated with a reduction of estimated remaining available airspace at this landfill as a result of the OEPA’s F&Os, of which $1.6 million has been recorded through the six months ended June 30, 2007.
OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, DEPLETION AND ACCRETION
     Operating income before depreciation, amortization, depletion and accretion, which is not a measure determined in accordance with U.S. generally accepted accounting principles (GAAP), for the three and six months ended June 30, 2007 and 2006 is calculated as follows (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$87.2	$70.8	$141.1	$135.4
Provision for income taxes	46.5	43.4	87.0	83.0
Other (income) expense, net	(.7)	(.7)	(1.1)	(1.3)
Interest expense, net	20.1	20.5	40.8	39.3
Depreciation, amortization and depletion	76.9	74.4	155.9	147.5
Accretion	4.2	3.8	8.3	7.6

Operating income before depreciation, amortization, depletion and accretion	$234.2	$212.2	$432.0	$411.5

     The Company believes that the presentation of operating income before depreciation, amortization, depletion and accretion is useful to investors because it provides important information concerning the Company’s operating performance exclusive of certain non-cash costs. Operating income before depreciation, amortization, depletion and accretion demonstrates the Company’s ability to execute its financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in the Company’s customer base and services provided, pursuing strategic acquisitions that augment the Company’s existing business platform, repurchasing shares of common stock at prices that provide value to the Company’s shareholders, paying cash dividends, maintaining the Company’s investment grade rating and minimizing debt. This measure has material limitations. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
CASH FLOW
     During the six months ended June 30, 2007, cash provided by operating activities was $309.7 million, cash used in investing activities was $81.6 million and cash used in financing activities was $231.3 million.
     The Company defines free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in the Company’s consolidated statements of cash flows. The Company’s free cash flow for the three and six months ended June 30, 2007 is calculated as follows (in millions):

	Three months ended	Six months ended
	June 30, 2007	June 30, 2007
Cash provided by operating activities	$210.5	$309.7
Purchases of property and equipment	(69.0)	(113.1)
Proceeds from sales of property and equipment	1.7	2.7

Free cash flow	$143.2	$199.3

     The Company believes that the presentation of free cash flow provides useful information regarding the Company’s recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from sales of property and equipment. It also demonstrates the Company’s ability to execute its financial strategy as previously discussed and is a key metric used by the Company to determine compensation. The presentation of free cash flow has material limitations. Free cash flow does not represent the Company’s cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that the Company has committed to such as debt service requirements and dividend payments. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.
     Capital expenditures include $1.3 million capitalized interest for the six months ended June 30, 2007.

     As of June 30, 2007, accounts receivable were $312.3 million, net of allowance for doubtful accounts of $13.9 million, resulting in days sales outstanding of approximately 34.6 (or 22.4 net of deferred revenue). In the second quarter of 2007, the Company recorded a $4.3 million reduction to its allowance for doubtful accounts as a result of the Company refining its estimate of its allowance for doubtful accounts based on its historical collection experience.
STOCK REPURCHASE PROGRAM
     During the three months ended June 30, 2007, the Company paid $94.4 million to repurchase 3.1 million shares of its common stock. During the six months ended June 30, 2007, the Company repurchased a total of 4.8 million shares of its common stock for $165.1 million. As of June 30, 2007, the Company was authorized to repurchase up to an additional $84.1 million of its common stock under its existing stock repurchase program. In July 2007, the Company’s Board of Directors authorized the repurchase of an additional $250 million of Company stock. Combined, Republic has the authority to repurchase $334.1 million of its common stock.
CASH DIVIDENDS
     In April 2007, the Company paid a cash dividend of $20.7 million to shareholders of record as of April 2, 2007. As of June 30, 2007, the Company recorded a dividend payable of $20.5 million to shareholders of record at the close of business on July 2, 2007, which has been paid. In July 2007, the Company’s Board of Directors declared a regular quarterly dividend of $.17 per share payable to shareholders of record as of October 1, 2007.
REVENUE
     The following table reflects total revenue of the Company by revenue source for the three and six months ended June 30, 2007 and 2006 (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006 (1)	2007	2006 (1)
Collection:
Residential	201.6	188.4	397.4	371.9
Commercial	233.6	218.1	464.0	432.1
Industrial	166.8	167.6	322.5	325.2
Other	5.0	5.6	9.8	11.7

Total collection	607.0	579.7	1,193.7	1,140.9

Transfer and disposal	313.1	309.3	591.9	587.2
Less: Intercompany	(160.2)	(153.2)	(305.2)	(293.7)

Transfer and disposal, net	152.9	156.1	286.7	293.5

Other	48.5	44.0	93.6	82.9

Total revenue	$808.4	$779.8	$1,574.0	$1,517.3

(1) Certain amounts for 2006 have been reclassified to conform to the 2007 presentation.

The following table reflects the Company’s revenue growth for the three and six months ended June 30, 2007 and 2006:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Core price	4.0%	3.3%	4.2%	3.2%
Fuel surcharges	.1	1.5	.1	1.4
Environmental fee	.3	.3	.4	.4
Commodities	.8	(.2)	.8	(.4)

Total price	5.2	4.9	5.5	4.6

Core volume	(.9)	3.7	(1.3)	4.3
Non-core volume	(.2)	(.1)	(.1)	—

Total volume	(1.1)	3.6	(1.4)	4.3

Total internal growth	4.1	8.5	4.1	8.9
Acquisitions, net of divestitures	(.5)	(.1)	(.4)	(.3)
Taxes	.1	.1	—	.1

Total revenue growth	3.7%	8.5%	3.7%	8.7%